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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                   EXHIBIT 23

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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Wilmington Trust Corporation
Benefits Administration Committee:

We consent to the incorporation by reference in the Registration Statement (No. 333-114597) on Form S-8 of Wilmington Trust Corporation of our report dated August 11, 2006, with respect to the statements of financial condition of the Wilmington Trust Corporation 2004 Employee Stock Purchase Plan as of May 31, 2006 and 2005, and the related statements of income and changes in participants' equity for the years then ended, which report appears in the May 31, 2006 annual report on Form 11-K of the Wilmington Trust Corporation 2004 Employee Stock Purchase Plan.


                                        /s/ KPMG LLP

Philadelphia, Pennsylvania
August 23, 2006